Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

January 8, 2008

TO: American Capital Stockholders

FROM: Malon Wilkus, CEO, President and Chairman

RE:	AMERICAN CAPITAL ANNOUNCES HALF BILLION DOLLAR SHARE
REPURCHASE PLAN AND UPDATES GUIDANCE

I am pleased to report American Capital Strategies Ltd.’s (Nasdaq: ACAS) Board of Directors has approved a share repurchase plan. Under this plan, American Capital may repurchase up to a half billion dollars of its common stock at prices below its net asset value as reported in its then most recently published financial statements.

American Capital anticipates that share purchases will be made from time to time, depending upon market conditions. Shares may be purchased in the open market, including through block purchases, or through privately negotiated transactions. American Capital does not intend to repurchase any shares from directors, officers or other affiliates of American Capital. The repurchase program does not obligate American Capital to acquire any specific number of shares and may be discontinued at any time.

American Capital intends to fund the repurchases with available cash. The repurchase program is expected to be in effect through December 31, 2008, or until the approved dollar amount has been used to repurchase shares.

With less than a 0.8:1 debt to equity ratio, American Capital has one of the best capitalized balance sheets of any public financial institution. We received approximately $5.7 billion of repayments and realizations from our portfolio last year of which $3.8 billion was received after the start of the credit crunch beginning in early July 2007. We are reinvesting this capital at great risk adjusted returns. This is many times more capital available for reinvestment than most of our competitors have as capital. With such liquidity, we believe that acquiring up to a half billion dollars of our shares at prices below American Capital’s net asset value will be accretive to our earnings per share and net asset value per share. We believe this will also provide a great risk adjusted return to our shareholders and enhance our ability to grow dividends. We will do this while continuing to make outstanding investments in some of the best middle market companies. We are pleased to have a strong capital base with great liquidity in an environment when many financial institutions are compelled to raise capital on unfavorable terms.

2008 UPDATED DIVIDEND GUIDANCE

American Capital also has updated its forecast that its 2007 taxable income will exceed its 2007 dividends by more than $300 million, and this excess will be reserved for future dividends. American Capital has forecast an increase in the amount of excess taxable income in 2008 that it spills over to 2009 compared to the amount spilled over from 2007 to 2008.

American Capital continues to forecast that both its 2008 ordinary taxable income and its 2008 net long term capital gains will exceed the respective 2007 record amounts.

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January 8, 2008

American Capital continues to forecast total 2008 dividends of $4.19 per share, a 13% growth over the total 2007 dividends of $3.72 per share. The 2008 dividends per share are forecast to be in the following quarterly amounts.

$1.01 for Q1 2008, 14% increase over Q1 2007;

$1.03 for Q2 2008, 13% increase over Q2 2007;

$1.05 for Q3 2008, 14% increase over Q3 2007; and

$1.10 for Q4 2008, 10% increase over Q4 2007.

2007 GUIDANCE UPDATED

American Capital has also updated its 2007 guidance.

American Capital now forecasts $0.81 to $0.84 in NOI per basic share in the fourth quarter of 2007, a $0.02 increase in the lower end of the range from prior guidance.

American Capital continues to forecast 14% to 20% growth in net asset value (NAV) from December 31, 2006, totaling $4.08 to $6.00 growth, to a value in the range of $33.50 to $35.42 per share at December 31, 2007.

American Capital continues to forecast that it will have between $17 billion and $19 billion of alternative assets under management at December 31, 2007, of which $5 billion to $6 billion will be in funds managed by American Capital; the balance will be on American Capital’s balance sheet.

The unlevered returns on all of American Capital’s investments speak for themselves: a 20% annual return over the past six years and an 18% return over the past ten years. In addition, our equity only investments have produced a 37% unlevered annual return over the past six years and a 33% annual return over the past ten years. Since American Capital’s investment focus is on companies valued less than $1 billion, we have seen a significantly smaller impact on our business from the turmoil in the credit markets than firms focused on companies valued at $1 billion and higher. We continue to have a robust set of investment opportunities, and we believe we will generate substantial liquidity in 2008 and that capital gains in 2008 will exceed levels in 2007.

ABOUT AMERICAN CAPITAL

American Capital is the only alternative asset management company in the S&P 500. With $20 billion in capital resources under management*, American Capital is the largest U.S. publicly traded private equity fund and one of the largest publicly traded alternative asset managers. American Capital, both directly and through its global asset management business, is an investor in management and employee buyouts, private equity buyouts, and early stage and mature private and public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations. American Capital and its affiliates invest from $5 million to $800 million per company in North America and euro 5 million to euro 500 million per company in Europe.

As of December 31, 2007, American Capital shareholders have enjoyed a total return of 452% since the Company’s IPO, an annualized return of 18%, assuming reinvestment of dividends. American Capital has paid a total of $1.9 billion in dividends and paid or declared $26.16 dividends per share since going public in August 1997 at $15 per share.

Stockholders interested in learning more should contact Amanda Cuthbertson, Director, Investor Relations, at (301) 951-6122 or IR@americancapital.com.

*Capital Resources Under Management is an estimate of internally and externally managed assets as of November 30, 2007 and does not include any fair value adjustments subsequent to September 30, 2007.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This letter contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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